                                                                    Exhibit 4.20

           ---------------------------------------------------------


                                   ENODIS PLC
                              SHARESAVE SCHEME 2002

           ---------------------------------------------------------






                          New Bridge Street Consultants
                                20 Little Britain
                                 London EC1A 7DH


                       Inland Revenue reference: SRS 2714





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


                                    CONTENTS

                                                                                                     Page

1.  DEFINITIONS AND INTERPRETATION..................................................................    1
2.  ELIGIBILITY.....................................................................................    2
3.  GRANT OF OPTIONS................................................................................    3
4.  LIMITS..........................................................................................    6
5.  EXERCISE OF OPTIONS.............................................................................    6
6.  TAKEOVER, RECONSTRUCTION AND WINDING UP.........................................................    9
7.  VARIATION OF CAPITAL............................................................................   10
8.  ALTERATIONS.....................................................................................   12
9.  MISCELLANEOUS..................................................................................    12

1.      DEFINITIONS AND INTERPRETATION

(1)     In this Scheme, unless the context otherwise requires:-
        "3-Year Option", "5-Year Option" and "7-Year Option" have the meanings given in sub-rule 3(2) below;

        "Associated Company" means an associated company within the meaning given to that expression by section 187(2) of the Taxes Act 1988 for the purposes of paragraph 23 of Schedule 9;

        "the Board" means the board of directors of the Company or a committee appointed by them;

        "Bonus Date" means the earliest date on which the bonus is payable under a 3-Year option or, as the case may be, a 5-Year Option or in the case of a 7-Year Option the earliest date on which the maximum bonus is payable; and for this purpose "payable" means payable under the Savings Contract made in connection with the option;

        "the Company" means Enodis plc (registered in England and Wales No. 109849);

        "the Grant Date" means the date on which an option is granted in accordance with sub-rule 2(1) below;

        "the London Stock Exchange" means the London Stock Exchange plc;

        "Participant" means a person who holds an option granted under this Scheme;

        "Participating Company" means the Company or any Subsidiary to which the Board has resolved that this Scheme shall for the time being extend and any Related Company to which the Board has with the approval of the Inland Revenue resolved that this Scheme shall for the time being extend;

        "Related Company" means a company which is not under the control of any single person, but is under the control of two persons, one of them being the Company;

        "Savings Body" means any building society, institution authorised under the Banking Act 1987 or relevant European institution (within the meaning of Schedule 15A to the Taxes Act 1988) with which a Savings Contract can be made;

        "Savings Contract" means an agreement to pay monthly contributions under the terms of a certified contractual savings scheme, within the meaning of section 326 of the Taxes Act 1988, which has been approved by the Inland Revenue for the purposes of Schedule 9;

        "Schedule 9" means Schedule 9 to the Taxes Act 1988;

        "Subsidiary" means a body corporate which is a subsidiary of the Company (within the meaning of section 736 of the Companies Act 1985) and of which the Company has control (within the meaning of section 840 of the Taxes Act 1988);

        "the Taxes Act 1988" means the Income and Corporation Taxes Act 1988;

        "Trustees" means the trustee or trustees for the time being of any Qualifying Employee Share Ownership Trust which may be established by the Company;

        and expressions not otherwise defined in this Scheme have the same meanings as they have in Schedule 9.

(2) Any reference in this Scheme to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

(3) Expressions in italics are for guidance only and do not form part of this Scheme.

2.      ELIGIBILITY

(1) Subject to sub-rule 2(5) below, an individual is eligible to be granted an option on the Grant Date if (and only if):


        (a) he is on the Grant Date an employee or director of a company which is a Participating Company; and

        (b) he either satisfies the conditions specified in sub-rule 2(2) below or is nominated by the Board for this purpose.

(2) The conditions referred to in sub-rule 2(1)(b) above are that the individual:-


        (a) shall at all times during the qualifying period have been an employee (but not a director) or a full-time director of the Company or a company which was for the time being a Subsidiary or a Related Company; and

        (b) was at the relevant time chargeable to tax in respect of his employment or office under Case I of Schedule E.

(3) For the purposes of sub-rule 2(2) above:-

        (a) the relevant time is 1st April last preceding the Grant Date or such other time during the period of 5 years ending with the

            Grant Date as the Board may determine (provided that no such determination may be made if it would have the effect that the qualifying period would not fall within that 5-year period);

        (b) the qualifying period is 12 calendar months or such other period (if any) ending at the relevant time and falling within the 5-year period mentioned in sub-rule 2(3)(a) above as the Board may determine;

        (c) an individual shall be treated as a full-time director of a company if he is obliged to devote to the performance of the duties of his office or employment with the company not less than 25 hours a week;

        (d) Chapter I of Part XIV of the Employment Rights Act 1996 shall have effect, with any necessary changes, for ascertaining the length of the period during which an individual shall have been an employee or a full-time director and whether he shall have been an employee or a full-time director at all times during that period.

(4) Any determination of the Board under sub-rule 2(3)(a) or 2(3)(b) above shall have effect in relation to every individual for the purpose of ascertaining whether he is eligible to be granted an option on the Grant Date.

(5) An individual is not eligible to be granted an option at any time if he is at that time ineligible to participate in this Scheme by virtue of paragraph 8 of Schedule 9 (material interest in close company).

3.      GRANT OF OPTIONS

(1) Subject to sub-rule 3(4) below and to Rule 4 below, the Board may grant an option to acquire shares in the Company which satisfy the requirements of paragraphs 10 to 14 of Schedule 9 (fully paid up, unrestricted, ordinary share capital), upon the terms set out in this Scheme, to any individual who:-

        (a) is eligible to be granted an option in accordance with Rule 2 above, and

        (b) has applied for an option and proposed to make a Savings Contract in connection with it (with a Savings Body approved by the Board) in the form and manner prescribed by the Board,

         and for this purpose an option to acquire includes an option to purchase and an option to subscribe.

(2) The type of option to be granted to an individual, that is to say a 3-Year Option, a 5-Year Option, or a 7-Year Option, shall be determined by the Board or, if the Board so permits, by the individual; and for this purpose:-

        (a) a 3-Year Option is an option in connection with which a three year Savings Contract is to be made and in respect of which, subject to sub-rule 4(4) below, the repayment is to be taken as including the bonus; and

        (b) a 5-Year Option is an option in connection with which a five year Savings Contract is to be made and in respect of which, subject to sub-rule 4(4) below, the repayment is to be taken as including a bonus other than the maximum bonus; and

        (c) a 7-Year Option is an option in connection with which a five year Savings Contract is to be made and in respect of which, subject to sub-rule 4(4) below, the repayment is to be taken as including the maximum bonus.

(3) The amount of the monthly contribution under the Savings Contract to be made in connection with an option granted to an individual shall, subject to sub-rule 4(4) below, be the amount which the individual shall have specified in his application for the option that he is willing to pay, PROVIDED THAT, subject to sub-rule 3(4) below, if the amount so specified is less than the minimum permitted amount or more than the maximum permitted amount, the amount so specified shall be taken to be the minimum or maximum permitted amount as appropriate. For this purpose the minimum permitted amount shall be (pound)5 (or such other amount as may be specified for the purpose of paragraph 24(2)(b) of Schedule 9) and the maximum permitted amount shall be the maximum amount which:-

        (a) when aggregated with the amount of his monthly contributions under any other Savings Contract linked to this Scheme or to any other savings-related share option scheme approved under Schedule 9, does not exceed (pound)250 or such other maximum amount as may for the time being be permitted by paragraph 24(2)(a) of Schedule 9;

     (b) does not exceed the maximum amount for the time being permitted under the terms of the Savings Contract; and

     (c) when aggregated with the amount of his monthly contributions under any other Savings Contract linked to this Scheme, does not exceed any maximum amount determined by the Board.


(4) In the event that, for any individual, the minimum permitted amount shall be greater than the maximum permitted amount, that individual shall not enter into a Savings Contract and shall not be granted an option.

(5) The number of shares in respect of which an option may be granted to any individual shall be the maximum number which can be paid for, at the price determined under sub-rule 3(6) below, with monies equal to the amount of the repayment due on the Bonus Date under the Savings Contract to be made in connection with the option.

(6) The price at which shares may be acquired by the exercise of options of a particular type granted on any day shall be determined by the Board and stated on that day, provided that:-

        (a) if shares of the same class as those shares are quoted in the London Stock Exchange Daily Official List, the price shall not be less than 80% of:

            (i) the average of the middle-market quotations of shares of that class (as derived from that List) on the four dealing days last preceding the date on which invitations to apply for the options were given pursuant to sub-rule 3(7) below (or, at the Board's discretion, the average of such quotations over up to 5 dealing days last preceding the aforesaid date or such quotation on the dealing day last preceding the aforesaid date), or

            (ii) if the first of those dealing days (or the dealing day, as the case may be) does not fall within the period of 30 days (or, where sub-rule 4(3) below applies, 42 days) ending with the day on which the options are granted or falls prior to the date on which the Company last announced its annual or half-yearly results, the middle market quotation of shares of that class (as derived from that List) on the dealing day last preceding the day on which the options are granted or such other dealing day as may be agreed in advance with the Inland Revenue;

        (b) if sub-rule 3(6)(a) above does not apply, the price shall not be less than 80% of the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act 1992) of shares of that class, as agreed in advance for the purposes of this Scheme with the Shares Valuation Division of the Inland Revenue, on -

            (i) the date on which invitations to apply for the options were given pursuant to sub-rule 3(7) below, or

            (ii) if that date does not fall within the period of 30 days (or, where sub-rule 4(3) below applies, 42 days) ending with the day on which the options are granted, on the day on which the options are granted or such other day as may be agreed in advance with the Inland Revenue; and

         (c) in the case of an option to acquire shares only by subscription, the price shall not be less than the nominal value of those shares (unless the Board are authorised to capitalise reserves).

(7) The Board shall ensure that, in relation to the grant of options on any day:-


         (a) every individual who is eligible to be granted an option on that day has been given an invitation;

         (b) the invitation specifies a period of not less than 14 days in which an application for an option may be made; and

         (c) subject to sub-rule 3(4) above, every eligible individual who has applied for an option as mentioned in sub-rule 3(1) above is in fact granted an option on that day.

(8)  An invitation to apply for an option may only be given:-

         (a) within the period of 6 weeks beginning with -

               (i) the date on which this Scheme is approved by the Inland Revenue under Schedule 9; and thereafter

               (ii) the dealing day next following the date on which the
                    Company announces its results for any period; or

               at any other time when the Remuneration Committee of the Board considers that there are exceptional circumstances; and

     (b) within the period of 10 years beginning with the date on which this Scheme is adopted by the Company.


(9)  An option granted to any person:-


     (a) shall not, except as provided in sub-rule 5(3) below, be capable of being transferred by him; and

     (b) shall lapse forthwith if he is adjudged bankrupt.

4.   LIMITS

(1) No options shall be granted in any year which would, at the time they are granted, cause the number of shares in the Company which may be allocated under this Scheme or under any other employees' share scheme adopted by the Company in the period of 10 calendar years ending with that year under this Scheme to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time.

(2) No options shall be granted to acquire a number of shares which exceeds any number determined by the Board for this purpose.


(3) If the grant of options on any day would but for this sub-rule cause either of the above limits to be exceeded, the provisions set out in sub-rule 4(4) below or such other provisions as the Board may determine and agree with the Inland Revenue before the grant of any such options is made shall be successively applied (in the order in which they are set out or such other order as the Board may determine, provided that a determination by the Board under sub-rule 4(4)(e) below may only be made after a determination by the Board under sub-rules 4(4)(a) and 4(4)(b) below) so far as is necessary to ensure that the relevant limit is not exceeded.

(4)  Those provisions are:-



     (a) the amount of the monthly contribution determined under sub-rule 3(3) above shall be taken as successively reduced by 0.5 per cent. thereof, 1 per cent. thereof, 1.5 per cent. thereof and so on and then rounded up to the nearest pound, but shall not be reduced to less than the minimum amount permitted under the terms of the Savings Contract;

     (b) for the purpose of determining the amount of the monthly contribution, the maximum permitted amount referred to in sub-rule 3(3) above shall be taken as successively reduced by (pound)1, (pound)2, (pound)3 and so on, but shall not be reduced to less than the minimum amount permitted under the terms of the Savings Contract;

     (c) the repayment under the Savings Contract shall be taken as not including a bonus;

     (d) any option which would otherwise be a 7-Year Option shall be a 5-Year Option;

     (e) any option which would otherwise be a 5-Year Option shall be a 3-Year Option;

     (f)  the Board shall not grant any options on the day in question.

(5) References in this Rule 4 to "allocation" shall mean, in relation to any share option scheme, placing unissued shares under option and, in relation to other types of employees share scheme, the allotment and issue of shares and references to "allocated" shall be construed accordingly, provided that to the extent that the Board considers that the exercise of options can be satisfied by the transfer of shares already in issue those options shall not be treated as having being granted over new issue shares.

5.        EXERCISE OF OPTIONS

(1) The exercise of any option shall be effected in the form and manner prescribed by the Board, provided that the monies paid for shares on such exercise shall not exceed the amount of the repayment made and any interest paid under the Savings Contract made in connection with the option. Subject to sub-rule 5(14) below where an option is to be satisfied by the transfer of shares by the Trustees all payments made on the exercise of any option shall be paid to the Company as agent for the Trustees PROVIDED THAT if at the time of exercise:

(a) an offer (which has not lapsed or been withdrawn) has been made (and the offer is recommended, or if not recommended, the option is exercised not earlier than seven days before the first closing date of the offer) to acquire the whole or part of the share capital of the Company (with or without exceptions for person connected with or acting in concert with the offeror or for shares held by such persons) such that if the offer is completed the person making the offer will obtain control of the Company, whether or not such offer has become or has been declared unconditional; or

(b) an application has been made (and the application has not been withdrawn or rejected by the Court) to the Court under Section 425 of the Companies Act 1985 to sanction a compromise or arrangement proposed for the purpose of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies;

     then payments shall be made to the Company as principal.


(2) Subject to sub-rules 5(3), 5(4) and 5(6) below and to Rule 6 below, an option shall not be capable of being exercised before the Bonus Date.


(3)  Subject to sub-rule 5(8) below:-

     (a) if any Participant dies before the Bonus Date, any option granted to him may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death, and

     (b) if he dies on or within 6 months after the Bonus Date, any option granted to him may (and must, if at all) be exercised by his personal representatives within 12 months after the Bonus Date,

     provided in either case that his death occurs at a time when he either holds the office or employment by virtue of which he is eligible to participate in this Scheme or is entitled to exercise the option by virtue of sub-rule 5(4) below.

(4) Subject to sub-rule 5(8) below, if any Participant ceases to hold the office or employment by virtue of which he is eligible to participate in this Scheme (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him:-

     (a) if he so ceases by reason of injury, disability, redundancy within the meaning of the Employment Rights Act 1996, or retirement on reaching the age of 65 or any other age at which he is bound to retire in accordance with the terms of his contract of employment, the option may (and subject to sub-rule 5(3) above must, if at all) be exercised within 6 months of his so ceasing;

     (b) if he so ceases by reason only that the office or employment is in a company of which the Company ceases to have control, or relates to a business or part of a business which is transferred to a person who is neither an Associated Company of the Company nor a company of which the Company has control, the option may (and subject to sub-rule 5(3) above must, if at all) be exercised within 6 months of his so ceasing;

(c)      if he so ceases by reason of:

         (i)   voluntary redundancy; or

         (ii) retirement prior to age 65 or such other age at which he is bound to retire in accordance with the terms of his contract of employment on receipt of a pension under any pension scheme of which he is a member by virtue of his office or employment with a Group Member more than 3 years after the date of grant of the option, the option may (and subject to sub-rule 5(3) above must, if at all) be exercised within 6 months of his so ceasing; and

(d) if he so ceases for any other reason, the option may not be exercised at all.


(5) Subject to sub-rule 5(8) below, if, at the Bonus Date, a Participant holds an office or employment with a company which is not a Participating Company but which is an Associated Company or a company of which the Company has control, any option granted to him may (and subject to sub-rule 5(3) above must, if at all) be exercised within 6 months of the Bonus Date.

(6) Subject to sub-rule 5(8) below, where any Participant continues to hold the office or employment by virtue of which he is eligible to participate in this Scheme after the date on which he reaches the age of 65, he may exercise any option within 6 months of that date.

(7) Subject to sub-rule 5(3) above, an option shall not be capable of being exercised later than 6 months after the Bonus Date.

(8) Where, before an option has become capable of being exercised, the Participant gives notice that he intends to stop paying monthly contributions under the Savings Contract made in connection with the option, or is deemed under its terms to have given such notice, or makes an application for repayment of the monthly contributions paid under it, the option may not be exercised at all.

(9) A Participant shall not be treated for the purposes of sub-rules 5(3) and 5(4) above as ceasing to hold the office or employment by virtue of which he is eligible to participate in this Scheme until he ceases to hold an office or employment in the Company or any Associated Company or company of which the Company has control, and a female Participant who ceases to hold the office or employment by virtue of which she is eligible to participate in this Scheme by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 before exercising her option shall be treated for the purposes of sub-rule 5(4) above as not having ceased to hold that office or employment.

(10)     A Participant shall not be eligible to exercise an option at any time:-


        (a) unless, subject to sub-rules 5(4) and 5(5) above, he is at that time a director or employee of a Participating Company;

      (b) if he is not at that time eligible to participate in this Scheme by virtue of paragraph 8 of Schedule 9 (material interest in close company).

(11)  An option shall not be capable of being exercised more than once.

(12) Within 30 days after an option has been exercised by any person, the Board shall allot to him (or a nominee for him) or, as appropriate, procure the transfer to him (or a nominee for him) of the number of shares in respect of which the option has been exercised, provided that the Board considers that the issue or transfer thereof would be lawful in all relevant jurisdictions.

(13) All shares allotted under this Scheme shall rank equally in all respects with shares of the same class then in issue except for any rights attaching to such shares by reference to a record date before the date of the allotment.

(14) Notwithstanding the provisions of sub-rule 5(1) above, on the exercise of any option, the exercise of which is to be satisfied by the transfer of shares from an employee benefit trust established by the Company or any other Participating Company (other than a Qualifying Employee Share Ownership Trust established by the Company), the monies paid for the shares on exercise shall be payable to such company, individual or individuals as the Board may from time to time direct.

6.    TAKEOVER, RECONSTRUCTION AND WINDING UP

(1) If any person obtains control of the Company (within the meaning of section 840 of the Taxes Act 1988) as a result of making a general offer to acquire shares in the Company, or having obtained control makes such an offer, the Board shall within 7 days of becoming aware thereof notify every Participant thereof and, subject to sub-rules 5(3), 5(4), 5(7) and 5(8) above, any option may be exercised within one month (or such longer period as the Board may permit) of the notification, but not later than 6 months after that person has obtained control.

(2) For the purposes of sub-rule 6(1) above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

(3) If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if under section 425 of that Act the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, the Board shall forthwith notify every Participant thereof and, subject to sub-rules 5(3), 5(4), 5(7) and 5(8) above, any option may be exercised within one month of the notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of this Scheme) lapse on the expiration of that period.

(4)   If any company ("the acquiring company"):-

      (a)  obtains control of the Company as a result of making-

          (i) a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the acquiring company will have control of the Company, or

          (ii) a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired by the exercise of options granted under this Scheme, or

     (b) obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985 or Article 418 of the Companies (Northern Ireland) Order 1986, or

     (c) becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act or Articles 421 to 423 of that Order,

          any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 15(2) of
          Schedule 9), by agreement with the acquiring company, release any option which has not lapsed ("the old option") in consideration of the grant to him of an option ("the new option") which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 10(b) or (c) of Schedule
          9).

(5) The new option shall not be regarded for the purposes of sub-rule 6(4) above as equivalent to the old option unless the conditions set out in paragraph 15(3) of Schedule 9 are satisfied, but so that the provisions of this Scheme shall for this purpose be construed as if:-

     (a) the new option were an option granted under this Scheme at the same time as the old option;

     (b) except for the purposes of the definitions of "Participating Company", "Associated Company" and "Subsidiary" in sub-rule 1(1) and sub-rules 5(4)(b), 5(5) and 5(9) above, the expression "the Company" were defined as "a company whose shares may be acquired by the exercise of options granted under this Scheme";

     (c) the Savings Contract made in connection with the old option had been made in connection with the new option;

     (d) the Bonus Date in relation to the new option were the same as that in relation to the old option; and

     (e) Rule 8(2) below were omitted.

7.   VARIATION OF CAPITAL

(1) Subject to sub-rule 7(3) below, in the event of any variation of the share capital of the Company, the Board may make such adjustments as it considers appropriate under sub-rule 7(2) below.

(2) An adjustment made under this sub-rule shall be to one or more of the following:-


     (a)  the number of shares in respect of which any option may be exercised;

(b) the price at which shares may be acquired by the exercise of any option;


(c) where any option has been exercised but no shares have been allotted or transferred pursuant to the exercise, the number of shares which may be allotted or transferred and the price at which they may be acquired.

(3)     At a time when this Scheme is approved by the Inland Revenue under
        Schedule 9, no adjustment under sub-rule 7(2) above shall be made without the prior approval of the Inland Revenue.

(4) An adjustment under sub-rule 7(2) above may have the effect of reducing or further reducing the price at which shares may be acquired by the exercise of an option to less than their nominal value, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the option is exercised exceeds the price at which the shares may be subscribed for and to apply that sum in paying up that amount on the shares; and so that on the exercise of any option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

(5) If the shares subject to an option cease to satisfy the requirements of paragraphs 10 to 14 of Schedule 9 at any time after the Grant Date then:



        (a) the Board shall as soon as practicable notify the Inland Revenue of this;

        (b) the Company will not be required to allot or procure the transfer of shares which satisfy those requirements upon the exercise of an option;

        (c) for the avoidance of doubt, all unexercised options shall continue to exist; and

        (d) the Scheme shall continue to exist but if the Inland Revenue withdraw their approval of the Scheme under Schedule 9, it shall continue to exist as an unapproved share option scheme.

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

8.      ALTERATIONS

(1) Subject to sub-rule 8(2) below, the Board may at any time alter this Scheme, provided that no alteration shall be made at a time when this Scheme is approved by the Inland Revenue under Schedule 9 without the prior approval of the Inland Revenue.

(2) Subject to sub-rule 8(3) below, no alteration to the advantage of the persons to whom options may be granted shall be made under sub-rule 8(1) above to any of the provisions concerning eligibility; the individual limit on participation; the overall limits on the issue of shares; the terms of options; the rights attaching to shares acquired on the exercise of options; the adjustment of options in the event of a variation of capital; or of this Rule, without the prior approval by ordinary resolution of the members of the Company in general meeting.

(3) Sub-rule 8(2) above shall not apply to any minor alteration to benefit the administration of this Scheme, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants, the Company or any Subsidiary.

9.      MISCELLANEOUS

(1) The rights and obligations of any individual under the terms of his office or employment with the Company or a Subsidiary or a Related Company shall not be affected by his participation in this Scheme or any right which he may have to participate in it, and an individual who participates in it shall waive all and any rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option as a result of such termination.

(2) In the event of any dispute or disagreement as to the interpretation of this Scheme, or as to any question or right arising from or related to this Scheme, the decision of the Board shall be final and binding upon all persons.

(3) Any notice or other communication under or in connection with this Scheme may be given by personal delivery or by sending it by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of the Company or a Subsidiary, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

(4) This Scheme and all options granted under it shall be governed by and construed in accordance with the law of England and Wales.

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